FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Fund	Fidelity Tax-Free Bond Fund
Trade Date	5/11/2016
Settle Date	6/1/2016
Security Name	AUSTIN TX W&W 5% 11/15/37
CUSIP	052476U89
Price	122.257
Transaction Value	$ 4,902,505.70
Class Size	$ 230,715,000.00
% of Offering	1.738%
Underwriter Purchased From	Ramirez & Co., Inc.
Underwriting Members: (1)	Ramirez & Co., Inc.
Underwriting Members: (2)	Coastal Securities, Inc.
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	Goldman, Sachs & Co.
Underwriting Members: (5)	Morgan Stanley
Underwriting Members: (6)	Raymond James